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                    January 26, 2024

       Kevin Kraus
       Chief Financial Officer
       8X8 Inc.
       675 Creekside Way
       Campbell, CA 95008

                                                        Re: 8X8 Inc.
                                                            Form 10-K for the
Year Ended March 31, 2023
                                                            File No. 001-38312

       Dear Kevin Kraus:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Suzy Seandel